Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated August 28, 2009 with respect to the financial statements included in the Annual Report of Protalex, Inc. on Form 10-K for the year ended May 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Protalex, Inc. on Form S-l (File No. 333-136098, effective August 15, 2007) and Forms S-8 (File Nos. 333-130998, effective January 12, 2006; 333-130997, effective January 12, 2006; and 333-125919, effective June 17, 2005).

/s/Grant Thornton LLP

Philadelphia, Pennsylvania

August 28, 2009